Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-132312, 333-144705, 333-176696, and 333-204841 on Form S-8 of our reports relating to the consolidated financial statements of Crocs, Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the method of accounting for income taxes as of December 31, 2015 due to the adoption of Accounting Standards Update (ASU) 2015-17, Balance Sheet Classification of Deferred Taxes) and the effectiveness of Crocs, Inc.’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses) dated February 29, 2016, appearing in the Annual Report on Form 10-K of Crocs, Inc. and subsidiaries for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

February 29, 2016